Exhibit 99.3

FORM OF LETTER

Option to Exercise Purchase Warrant
Exercisable for 300,030 Shares of Common Stock
of Parallel Petroleum Corporation

          , 2008

To Our Clients:

Enclosed for your consideration is a prospectus dated          , 2008 (the “Prospectus”) relating to the offering by Parallel Petroleum Corporation (“Parallel”) of shares of common stock, par value $0.01 per share (“Common Stock”), to be issued upon the exercise of purchase warrants (“Warrants”) issued in Parallel’s initial public offering. The Warrants and Common Stock are described in the Prospectus.

Parallel is offering an aggregate of 300,030 shares of Common Stock, issuable upon exercise of the Warrants, as described in the Prospectus. It is important to note that the Warrants are exercisable only for a 30-day period after the date a Registration Statement covering their exercise is declared effective by the SEC. Because the Registration Statement was declared effective on          , 2008, the Warrants will expire, if not exercised, at 5:00 p.m., Mountain Time, on          , 2008 (such time and date, the “Expiration Date”).

THE ENCLOSED MATERIALS ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF WARRANTS CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF WARRANTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to exercise any of your Warrants pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the documents carefully before instructing us to exercise your Warrants.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Warrants on your behalf in accordance with the provisions of this offering. The offering will expire at the Expiration Date. Once you have exercised any Warrants, such exercise may not be revoked. You may exercise all or a portion of your Warrants.

If you wish to have us, on your behalf, exercise any of your Warrants, please so instruct us and provide for payment of the full exercise price for the number of shares being purchased by exercise of your Warrants.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THIS OFFERING MAY BE DIRECTED TO COMPUTERSHARE TRUST COMPANY, AS FOLLOWS:

Computershare Trust Company, N.A.
Attn: John Harmann
350 Indiana Street, Suite 800
Golden, Colorado 80401
Tel: 1-800-962-4284, ext. 5732